Exhibit 99.1

Excerpt from Preliminary Offering Memorandum

Our Company

We are a leading nationwide provider of medical equipment management and service solutions to the United States health care industry. Our customers include national, regional and local acute and long-term acute care hospitals, alternate site providers (such as skilled nursing facilities, specialty hospitals, nursing homes and home care providers) and medical equipment manufacturers. We provide our customers solutions across the spectrum of the equipment life cycle as a result of our position as one of the industry’s largest purchasers and outsourcers of medical equipment. During the twelve months ended March 31, 2011, we owned or managed over 580,000 pieces of medical equipment. Our diverse medical equipment outsourcing customer base includes more than 4,325 acute care hospitals and approximately 4,275 alternate site providers. We also have relationships with more than 200 medical equipment manufacturers and many of the nation’s largest group purchasing organizations (“GPOs”) and many of the integrated delivery networks (“IDNs”). All of our solutions leverage our nationwide network of 84 offices and our more than 70 years of experience managing and servicing all aspects of medical equipment. Our fees are paid directly by our customers rather than by direct reimbursement from third-party payors, such as private insurers, Medicare, or Medicaid. For the twelve months ended March 31, 2011, we generated revenues of $320.0 million and pro forma Adjusted EBITDA of $130.6 million. For a reconciliation of Adjusted EBITDA to cash flow from operations, see footnote 3 under the caption “—Summary Financial Data.”

We operate through three segments: Medical Equipment Outsourcing, Technical and Professional Services and Medical Equipment Sales and Remarketing.

Medical Equipment Outsourcing Segment—Manage & Utilize

Our flagship business is our Medical Equipment Outsourcing segment, which accounted for $66.2 million, or approximately 80.1%, of our revenues, for the quarter ended March 31, 2011 and $250.5 million, or approximately 78.9%, of our revenues for the year ended December 31, 2010. For the twelve months ended March 31, 2011, we owned or managed over 390,000 pieces of equipment in our Medical Equipment Outsourcing segment, primarily in the categories of respiratory therapy, newborn care, critical care, patient monitors, patient handling (which includes fall management, bariatrics, beds, stretchers and wheelchairs), pressure area management (such as therapy surfaces) and wound therapy. Historically, we have purchased and owned directly substantially all of the equipment used in our Medical Equipment Outsourcing programs.

We have three primary outsourcing programs:

•                  Supplemental and peak usage needs.  We rent patient-ready medical equipment to our customers on a supplemental or peak needs basis;

•                  Customized outsourcing agreements.  We offer our customers the opportunity to obtain medical equipment through long-term outsourcing agreements; and

•                  Asset360 Equipment Management Program.  Our Asset360 Program (formerly the “Asset Management Partnership Program” or “AMPP”) solution allows our customers to fully outsource the responsibilities and costs of effectively managing medical equipment at their facilities, with the added benefit of enhancing equipment utilization.

Our primary customer relationships are with local healthcare providers such as hospitals, surgery centers, long-term care providers and nursing homes. These organizations may belong to regional or national groups of facilities and often participate in GPOs. We contract at the local, regional and national level, as requested by our customers. We expect much of our future growth in this segment to be driven by our customers outsourcing more of their medical equipment needs and taking full advantage of our diversified product offering, customized outsourcing agreements and Asset360 Programs.

We believe that a multi-billion dollar market exists for these services, including the rental and management of medical equipment.

Our Medical Equipment Outsourcing Programs provide flexibility, including enabling health care providers to replace the fixed costs of owning and/or leasing medical equipment with variable costs that are more closely related to their patient census and patient acuity. They also eliminate significant capital costs associated with equipment acquisitions and liability associated with equipment ownership.

In addition to providing significant flexibility, we employ technical, clinical and financial specialists that directly interact with our customers to ensure we are optimizing our equipment life-cycle solutions. We believe that these experts enhance our ability to deliver on the above specified benefits to our customers.

Technical and Professional Services Segment—Plan & Acquire; Maintain & Repair

Our Technical and Professional Services segment accounted for $10.9 million, or approximately 13.1%, of our revenues for the quarter ended March 31, 2011 and $44.4 million, or approximately 14.0%, of our revenues for the year ended December 31, 2010. We leverage our over 70 years of experience and our extensive equipment database in repairing and maintaining medical equipment. We offer a broad range of inspection, preventative maintenance, repair, logistic and consulting services through our team of over 270 technicians and professionals located throughout the United States in our nationwide network of offices and during the twelve months ended March 31, 2011, managed over 190,000 units of customer owned equipment.

Our Technical and Professional Services segment offerings provide a complementary alternative for customers that wish to own their medical equipment but lack the infrastructure, expertise, or scale to perform routine maintenance, repair, record keeping, and lifecycle analysis and planning functions.

We have three primary service programs:

•                  Supplemental Maintenance and Repair Services.  We provide maintenance and repair services on a scheduled and unscheduled basis to supplement the customer’s current maintenance management practices.

•                  BioMed360 Equipment Management Program.  Our “BioMed360 Program” (formerly Customized Health Care Asset Management Program (“CHAMP”) also provides full and part-time, on-site, resident-based equipment maintenance programs that deliver all the benefits of our supplemental maintenance and repair programs, but with the addition of a medical equipment management program.

•                  Consulting Services.  We provide equipment consulting services as part of our other equipment management programs or as stand-alone services.

Medical Equipment Sales and Remarketing Segment—Redeploy & Remarket

Our Medical Equipment Sales and Remarketing segment accounted for $5.6 million, or approximately 6.8%, of our revenues for the quarter ended March 31, 2011 and $22.5 million, or approximately 7.1%, of our revenues for the year ended December 31, 2010.

This segment includes three distinct business activities:

•                  Medical equipment remarketing and disposal.  We buy, source, remarket, redeploy and dispose of pre-owned medical equipment for our customers and for our own behalf;

•                  Specialty medical equipment sales and distribution.  We use our national infrastructure to provide sales and distribution services to manufacturers of specialty medical equipment on a limited basis; and

•                  Sales of disposables.  We offer our customers single use disposable items.

Our Strengths

We believe our business model presents an attractive value proposition to our customers and has resulted in significant growth in recent years. We provide our customers with a wide array of services across the full spectrum of the equipment lifecycle. Our over 70 years of experience and our belief that our customers view us as the “go to” company in emergency situations has earned us a leading position in our industry. We attribute our historical success to, and believe that our potential for future growth comes from, the following strengths:

Industry with favorable fundamentals.  Our business benefits from the overall favorable trends in health care in general and our segments in particular. There is a fundamental shift in the needs of hospitals and alternate site providers from supplemental and peak needs supply of medical equipment to full, on-site equipment management programs. This move to full outsourcing is not unlike trends in similar services at hospitals including food service, laundry, professional staffing and technology. The strong fundamentals in our Medical Equipment Outsourcing segment are being driven by the following trends:

•                  Favorable demographic trends.  According to the U.S. Census Bureau, individuals aged 65 and older in the United States comprise the fastest growing segment of the population. This segment is expected to grow to over 70 million individuals by 2030. This represents a 42% increase in the 65 and older segment of the population over the next 20 years. As a result, over time, the number of patients and the volume of hospital admissions are expected to grow. The aging population and increasing life expectancy are driving demand for health care services.

•                  Increase in obesity.  The U.S. population is getting heavier, with over 33 states reportedly now having obesity prevalence rates over 25% as of 2009, compared to zero states with such rates in 2000 (Source: CDC State-Specific Obesity Prevalence Among Adults—United States, 2009). According to the Centers for Disease Control (the “CDC”), the increase in obesity prevalence rates translates into annual obesity related health care costs in excess of $147 billion. Therefore, health care facilities must be prepared for the medical needs of obese and morbidly obese patients.

•                  Increased capital and operating expense pressures and regulatory scrutiny.  Hospitals continue to experience restricted capital and operating budgets, while the cost and complexity of medical equipment increases. Furthermore, the increasing complexity and sophistication of medical equipment brings with it more record keeping and regulatory scrutiny of the use and maintenance of medical equipment in the health care setting. We expect that hospitals will increasingly look to us to source these capital equipment needs and manage medical equipment to achieve capital and operating expense savings, operating efficiencies and regulatory compliance.

•                  Caregiver retention and satisfaction.  Hospitals continue to experience nursing and other caregiver retention and job satisfaction pressures. We expect that with these internal pressures, hospitals will increasingly turn to our programs to outsource medical equipment management duties and related management challenges.

•                  Demand for better patient safety and outcomes.  Hospitals across the United States are focused on improving patient safety and outcomes, which includes efforts to minimize the incidence of hospital-acquired infections, patient falls and pressure ulcers. Hospitals turn to us to assist them in managing their equipment to help them to minimize these incidents, thereby improving patient safety and outcomes while reducing the cost of these events.

Unique position in the health care arena.  We believe that we are unique in providing the largest breadth of comprehensive medical equipment management and service solutions to the health care industry. While we have competitors that may offer products and services in various stages of the equipment lifecycle, we believe that none provide the comprehensive approach to customers that we do. Our extensive relationships with more than 4,325 hospitals, approximately 4,275 alternate site providers, over 200 medical equipment manufacturers, many of the nation’s largest GPOs and many IDNs, many of which relationships are long-standing, present a unique position and value proposition in the health care arena.

Strong value proposition.  With our focus and expertise in medical equipment lifecycle solutions, we are able to create a strong value proposition for our customers. All of our equipment lifecycle solutions focus on providing our customers with:

•                  lower capital and operating costs;

•                  enhanced staff productivity and satisfaction; and

•                  improved patient safety and outcomes.

Proven ability to generate strong EBITDA growth and to delever.  We have consistently generated EBITDA growth through all economic cycles. Our Adjusted EBITDA increased significantly from $95.5 million in 2007 to approximately $130.6 million of pro forma Adjusted EBITDA for the twelve months ended March 30, 2011. We also have a proven track record of reducing our leverage as illustrated over the last four years by the decrease in our ratio of adjusted total debt to Adjusted EBITDA for the last twelve months. The ratio declined from 5.7x for the twelve months ended June 30, 2007 to 4.4x for the twelve months ended March 31, 2011 and to 5.0x on a pro forma as adjusted basis for the twelve months ended March 31, 2011.

No direct third-party payor reimbursement risk.  Many health care providers rely on payment from patients or reimbursement from third-party payors. Our fees are paid directly by our customers, rather than by third-party payors, such as Medicare, Medicaid, managed care organizations or indemnity insurers. Accordingly, our exposure to uncollectible patient or reimbursement receivables or Medicare or Medicaid reimbursement changes is relatively low, as evidenced by our bad debt expense of less than 0.2% of total revenues for each of the quarters ended March 31, 2011 and 2010 and approximately 0.07%, 0.5% and 0.7% of total revenues for the years ended December 31, 2010, 2009 and 2008, respectively.

Large, modern equipment fleet.  We own or manage an extensive, modern fleet of medical equipment, which during the twelve months ended March 31, 2011, consisted of over 390,000 pieces of equipment available for use to our customers. This modern equipment fleet, along with our quality assurance programs and tools, places us in a leadership position in the areas of quality and patient safety. It also places us in a unique position to service “high end” acute care hospitals, such as teaching, research or specialty institutions that demand the most current technology to satisfy the increasingly complex needs of their patients.

Nationwide infrastructure.  We have a broad, nationwide staff, facility and vehicle service network coupled with focused and customized operations at the local level. Our extensive network of district offices and Centers of Excellence and our 24-hours-a-day, 365 days-a-year service capabilities enable us to compete effectively for large, national contracts as well as to drive growth regionally and locally.

Proprietary software and asset management tools.  We have used our more than 70 years of experience and our extensive database of equipment management information to develop sophisticated software technology and management tools. These tools have allowed us to become a leader in meeting the demands of customers by delivering sophisticated asset management programs that we use to drive cost efficiencies, equipment productivity, caregiver satisfaction and better patient outcomes. We believe that our continued and significant investment in new tools and technology will help us to continue to distinguish our offerings to the health care industry.

Superior customer service.  We have a long-standing reputation among our customers for outstanding service and quality. This reputation is largely due to our strong customer service culture, which is continuously reinforced through management commitment and significant investment in hiring and training resources. We strive to seamlessly integrate our employees and service offerings into the operations of our customers. This aggressive focus on customer service has helped us achieve a high customer retention rate.

Performance and reliability in time of critical need by our customers.  We believe that many of our customers have come to rely on our ability to respond quickly and with significant resources in times of emergency, such as hurricanes, tornadoes, floods and epidemic outbreaks to bring in needed medical equipment in critical situations. We believe our ability to provide critical service in extreme situations distinguishes us from our competitors. It also requires us to maintain inventories and infrastructure that we do not believe our competitors currently maintain.

Technical, clinical and financial specialists.  We employ a number of technical, clinical and financial specialists that engage directly with our customers to drive better cost, efficiency and clinical outcomes. Our specialists employ:

•                  Gateway solutions which offer an entry point to the economic buyer and include peak need rentals, technical services, and sales and remarketing;

•                  Vertical solutions to provide clinical offerings tailored to specific patient needs in the areas of wound management, fall management, bariatrics, respiratory therapy, and maternal and infant care; and

•                  Comprehensive solutions through our Asset360 Programs and BioMed360 Programs to drive efficiencies and allow customers to effectively manage costs.

Proven management team.  We have an industry leading management team with significant depth of health care experience. Our management team has successfully supervised the development of our competitive strategy, continually enhanced and expanded our service and product offerings, established our nationwide coverage and furthered our reputation as an industry leader for quality, value and service.

Growth Strategy

Historically, we have experienced significant and sustained organic and strategic growth. Our overall growth strategy is to continue to grow both organically and through strategic acquisitions.

Organic Growth

We believe that the following external and market factors will provide us significant growth opportunities:

•                  the aging population;

•                  increasing life expectancy;

•                  increasing obesity and patient acuity;

•                  continued increase in the number, complexity and sophistication of medical technologies;

•                  increasing cost and staffing pressures in hospitals;

•                  continuing growth of outsourcing of non-core functions by hospitals, alternate site providers and manufacturers; and

•                  increasing demand by payors and providers for equipment based solutions.

Our organic growth will be driven internally by the following factors:

•                  growing our outsourcing business through customer education and increasing the numbers and types of equipment we offer in our programs;

•                  converting peak needs rental and biomedical service customers to fully outsourced resident-based programs;

•                  growing our less capital intensive technical and professional services, equipment sales and remarketing and outsourcing revenue share businesses;

•                  increasing the number of hospitals, alternative care facilities and manufacturers to which we provide services; and

•                  expanding and deepening our relationships with customers and manufacturers to develop more effective and comprehensive offerings tailored to the unique needs of caregivers.

Acquisitions

Because of the fragmented nature of our industry, we foresee a number of complementary acquisition targets to be available, which we evaluate regularly. Since 2005, we have made and successfully integrated several acquisitions that have helped us expand our business, adding additional service offerings and enabling us to penetrate new geographic regions. In 2010, we increased our focus on potential acquisitions and international growth opportunities. Recently, we completed the acquisition of Emergent Group Inc. (“Emergent Group”), which included Emergent Group’s wholly-owned subsidiary PRI Medical Technologies, Inc. (“PRI”). See “—Recent Developments.” We intend to continue to pursue a disciplined course of growing our business with complementary acquisitions.

Recent Developments

On April 1, 2011, we completed the acquisition of Emergent Group (the “Emergent Acquisition”). Emergent Group is the parent company of PRI, which is a provider of surgical equipment and laser technology to approximately 800 hospitals and surgery centers. The total enterprise value of the transaction, including debt assumption was approximately $70.0 million, of which $61.0 million was funded by drawings under our senior secured credit facility. For the twelve months ended March 31, 2011, Emergent Group had revenues of $30.1 million and Adjusted EBITDA of $8.1 million.

Additionally, on May 31, 2011, we completed the acquisition of the rental division of a medical equipment manufacturer (the “Equipment Rental Acquisition”), which we estimate, for the twelve months ended March 31, 2011, had Adjusted EBITDA of $1.7 million.

The Investors

All of our outstanding capital stock is owned by Parent, which acquired the Company in a recapitalization in May 2007 (the “Recapitalization”). Parent is owned by certain members of our management and affiliates of Irving Place Capital Merchant Manager III, L.P. (“IPC”) (the former private equity affiliate of The Bear Stearns Companies Inc.). IPC is a leading middle-market private equity firm that invests in add-on acquisitions, leveraged buyouts, management buyouts, corporate divestitures, industry consolidations, recapitalizations, growth capital opportunities, and other ownership liquidity situations alongside proven management teams. IPC manages nearly $4.0 billion of private equity capital, including its latest $2.7 billion institutional fund. Since its formation in 1997, IPC has been an investor in over 50 portfolio companies across a broad range of industries. The team is comprised of investment professionals with long track records for making highly profitable and disciplined investments. Along with a market leading track record, IPC brings an extensive relationship network and a reputation for being a value added partner. IPC’s current and prior healthcare investments include National Surgical Hospitals, Oxford Health Plans, Unilab Corporation, Active Health Management, Hand Innovations and Care Realty, LLC.

Additional Information

We commenced operations in 1939, originally incorporated in Minnesota in 1954 and reincorporated in Delaware in 2001. Our principal executive offices are located at 7700 France Avenue South, Suite 275, Edina, Minnesota 55435. Our telephone number is (952) 893-3200. We maintain a website at www.uhs.com. The information on our website is not a part of, or incorporated by reference in, this offering memorandum.

Summary Financial Data

The following table sets forth our summary historical financial data. We have derived the summary historical financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 from our audited financial statements appearing elsewhere in this offering memorandum. We have derived the summary historical financial data as of and for the three months ended March 31, 2011 and 2010 from our unaudited financial statements appearing elsewhere in this offering memorandum. In the opinion of our management, our unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows. The results of operations for the three months ended March 31, 2011 and 2010 are not necessarily indicative of the operating results to be expected for the full fiscal years. The selected financial data presented below is qualified in its entirety by, and should be read in conjunction with, the financial statements and notes thereto and other financial and statistical information included elsewhere in this offering memorandum, including the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Historical Financial Data.”

The unaudited financial data for the twelve months ended March 31, 2011 have been derived by taking the financial data from our audited condensed financial statements for the year ended December 31, 2010, adding financial data from our unaudited condensed financial statements for the three months ended March 31, 2011 and subtracting data from our unaudited financial statements for the three months ended March 31, 2010 which are not included herein.

The following table also presents certain summary unaudited pro forma financial information for the twelve months ended March 31, 2011 that gives effect to this offering and the application of the proceeds therefrom, the Equipment Rental Acquisition and the Emergent Acquisition as if each had occurred on April 1, 2010. Such unaudited pro forma financial information is for informational purposes only and does not purport to represent what our results of operations or financial position actually would have been if the Emergent Acquisition and the Equipment Rental Acquisition had occurred on such date, and such information does not purport to project the results of operations for any future period.

	Twelve
	Months
	Ended	Three Months
	March 31,	Ended March 31,		Year Ended December 31,
	2011	2011	2010	2010	2009	2008
	(dollars in thousands)
Statement of Operations Data:
Revenue:
Medical equipment outsourcing	$251,519	$66,238	$65,174	$250,455	$232,623	$223,676
Technical and professional services	44,483	10,870	10,813	44,426	42,395	45,225
Medical equipment sales and remarketing	23,960	5,606	4,187	22,541	22,186	20,218
Total revenues	319,962	82,714	80,174	317,422	297,204	289,119
Cost of Revenue:
Cost of medical equipment outsourcing	93,338	24,435	22,617	91,520	83,553	82,030
Cost of technical and professional services	31,790	7,884	7,784	31,690	30,539	32,676
Cost of medical equipment sales and remarketing	17,295	4,300	3,347	16,342	18,177	15,473
Movable medical equipment depreciation	69,205	17,166	17,457	69,496	64,267	61,751
Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	211,628	53,785	51,205	209,048	196,536	191,930
Gross margin	108,334	28,929	28,969	108,374	100,668	97,189
Selling, general and administrative	91,421	23,155	21,070	89,336	84,225	89,166
Operating income (loss)	16,913	5,774	7,899	19,038	16,443	8,023
Interest expense	46,656	11,706	11,507	46,457	46,505	46,878
Income (loss) before income taxes	(29,743)	(5,932)	(3,608)	(27,419)	(30,062)	(38,855)
Provision (benefit) for income taxes	3,234	214	(1,328)	1,692	(11,489)	(15,359)
Net income (loss)	$(32,977)	$(6,146)	$(2,280)	$(29,111)	$(18,573)	$(23,496)
Balance Sheet Data (at period end):
Working capital(1)	$10,590	$10,590	$23,665	$23,550	$32,352	$22,754
Total assets	842,400	842,400	843,165	833,028	835,403	877,725
Total debt	526,405	526,405	523,597	525,045	518,619	531,343
Shareholders’ equity	142,294	142,294	171,803	146,739	173,991	188,451

	Twelve
	Months
	Ended		Three Months Ended
	March 31,		March 31,		Year Ended December 31,
	2011		2011	2010	2010	2009	2008
	(dollars in thousands)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$70,926		$25,182	$30,412	$76,156	$55,988	$56,249
Investing activities	(66,795)		(26,483)	(33,893)	(74,205)	(50,550)	(71,395)
Financing activities	(4,253)		1,301	3,603	(1,951)	(17,444)	27,152
Other Financial Data:
EBITDA(2)(4)	$108,390		28,472	30,859	110,777	103,490	97,846
Adjusted EBITDA(3)(4)	120,784		31,290	32,106	121,600	108,056	104,016
Interest expense	46,656		11,706	11,507	46,457	46,505	46,878
Depreciation and amortization	91,478		22,698	22,959	91,739	87,047	85,823
Capital expenditures	69,524		27,021	34,495	76,998	53,527	73,903
Ratio of Adjusted EBITDA to interest expense	2.6	x
Ratio of total debt to Adjusted EBITDA	4.4	x
Summary Pro Forma Financial Data:
Pro forma interest expense(5)	$60,745
Pro forma total debt (end of period)	656,967
Pro forma Adjusted EBITDA(6)	130,584
Ratio of pro forma Adjusted EBITDA to pro forma interest expense(4)(5)	2.1	x
Ratio of pro forma total debt to pro forma Adjusted EBITDA(5)(6)	5.0	x
Other Operating Data (as of end of period):
Medical equipment (approximate number of owned outsourcing units)	236,000		236,000	227,000	231,000	223,000	211,000
District offices	84		84	84	84	84	84
Number of outsourcing hospital customers	4,325		4,325	4,225	4,250	4,200	4,125
Number of total outsourcing customers	8,600		8,600	8,500	8,600	8,450	8,150

(1)                                  Represents total current assets (excluding cash and cash equivalents) less total current liabilities (excluding current portion of long-term debt).

(2)                                  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. In addition to using EBITDA internally as a measure of operational performance, we disclose it externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures. Management also understands that some industry analysts and investors consider EBITDA as a supplementary non-GAAP financial measure useful in analyzing a company’s ability to service debt. EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management’s discretionary use. See footnote 3 below for a reconciliation of net cash provided by operating activities to EBITDA.

(3)                                  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization before management and board and strategic fees, stock-based compensation expense, and Accounting Standards Codification 805 purchase price accounting impact, which may not be calculated consistently among other companies applying similar reporting measures. Adjusted EBITDA is not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance GAAP) as a measure of performance, and are not representative of funds available for discretionary use due to our financing obligations. Adjusted EBITDA is included because our financial guidance and certain compensation plans are based upon this measure. Management believes that Adjusted EBITDA provides an important perspective on our ability to service our long-term obligations, our ability to fund continuing growth, and our ability to continue as a going concern. See below for a reconciliation of net cash provided by operating activities to EBITDA and Adjusted EBITDA.

(4)                                  The following is a reconciliation of net cash provided by operating activities to EBITDA and Adjusted EBITDA:

	Twelve
	Months
	Ended	Three Months
	March 31,	Ended March 31,		Year Ended December 31,
	2011	2011	2010	2010	2009	2008
	(dollars in thousands)
Net cash provided by (used in) operating activities	$70,926	$25,182	$30,412	$76,156	$55,988	$56,249
Changes in operating assets and liabilities	3,096	(4,784)	(9,944)	(2,064)	6,159	3,601
Other non-cash expenses (income)	(15,522)	(3,846)	212	(11,464)	6,327	6,477
Provision (benefit) for income taxes	3,234	214	(1,328)	1,692	(11,489)	(15,359)
Interest expense	46,656	11,706	11,507	46,457	46,505	46,878
EBITDA(2)	108,390	28,472	30,859	110,777	103,490	97,846
Adjusted for:
Management, board & strategic fees(a)	3,579	1,630	483	2,432	1,265	1,311
Stock-based compensation expense(b)	8,093	1,098	338	7,333	1,330	2,540
Purchase accounting adjustments(c)	722	90	426	1,058	1,971	2,319
Adjusted EBITDA(3)	120,784	$31,290	$32,106	$121,600	$108,056	$104,016
Pro forma effect of the Emergent Acquisition(d)	8,100
Pro forma effect of Equipment Rental Acquisition(e)	1,700
Pro forma Adjusted EBITDA(3)	$130,584

(a)                                  Represents the add back of non-operating expenses consisting of management fees to IPC, board of directors’ fees and expenses, certain merger, acquisition and strategic expenses and, for the three months ended March 31, 2011 and the twelve months ended March 31, 2011, certain integration expenses.

(b)                                 Represents the add back of non-cash stock-based compensation recognized in our historical financial statements.

(c)                                  Represents the add back of the non-cash impact of purchase accounting adjustments related to rent expense and cost of sales inventory and equipment related to the Recapitalization.

(d)                                 Represents the effect on pro forma Adjusted EBITDA resulting from the Emergent Acquisition as if it had been consummated on April 1, 2010. We cannot assure you that we will be able to successfully integrate the acquisition or that we will achieve this level of EBITDA. See “Risk Factors—Our growth strategy depends in part on our ability to successfully identify and manage our acquisitions and a failure to do so could impede our revenue growth, thereby weakening our industry position.”

(e)                                  Represents management’s estimate of the effect on pro forma Adjusted EBITDA resulting from the Equipment Rental Acquisition as if it had been acquired on April 1, 2010. We cannot assure you that we will be able to successfully integrate the acquisition or that we will achieve this level of EBITDA in any future period. See “Risk Factors—Our growth strategy depends in part on our ability to successfully identify and manage our acquisitions and a failure to do so could impede our revenue growth, thereby weakening our industry position.”

(5)                                  For the twelve months ended March 31, 2011, pro forma interest expense is interest expense adjusted for the effect of the issuance of the new notes (assuming the new notes are issued at par), the repayment of a portion of the revolving borrowings under our senior secured credit facility and additional capital lease interest relating to leases assumed in connection with the Emergent Acquisition.

(6)                                 Pro forma Adjusted EBITDA for the twelve months ended March 31, 2011 is defined as Adjusted EBITDA adjusted for the Emergent Acquisition and the Equipment Rental Acquisition as if each had occurred on April 1, 2010. See “—Recent Developments.”